Contacts: Exhibit 99.1
James B. Hayes, Chairman
Peter M. Weil, CEO
(760) 929-6100

FOR IMMEDIATE RELEASE

ASHWORTH, INC. ANNOUNCES MANAGEMENT CHANGES AND WORKFORCE REDUCTIONS

Eddie Fadel Returns As President

CARLSBAD, Calif., May 23, 2007 – Ashworth, Inc., (NASDAQ:ASHW), a leading designer of on course golf apparel and golf-inspired lifestyle sportswear, today announced a series of personnel changes:

•	Edward (“Eddie”) J. Fadel has returned to Ashworth as President, effective immediately. Mr. Fadel will oversee all of Ashworth’s sales, customer service and sourcing and will have shared responsibility for design with John Ashworth. Mr. Fadel worked at Ashworth between 2001 and 2004 and most recently served as Senior Vice President of Merchandising and Design. During that time, Mr. Fadel supervised both the Ashworth and Callaway Golf divisions and launched the Callaway Golf apparel line.

•	Gary I. (Sims) Schneiderman, President, has left the Company to pursue other interests.

•	Peter E. Holmberg, Executive Vice President — Green Grass Sales and Merchandising, has resigned in order to return to his home in Seattle.

•	As part of its ongoing cost reduction initiatives and in an effort to streamline the Company, 16 staff positions have been eliminated. The Company is implementing this workforce reduction to better align its cost structure with its core business strategy.

“We are delighted to welcome Eddie back to the Ashworth team,” said Peter M. Weil, Chief Executive Officer of Ashworth. “Eddie is a proven leader with unmatched experience in the apparel and golf industries. He brings to Ashworth a deep understanding of our customers, our business and our strategic vision. With more than 30 years of experience in the apparel industry, including approximately 20 years in the golf industry, Eddie is uniquely qualified to help Ashworth further capitalize on the progress we are making.”

Mr. Fadel, 51, most recently served as Vice President of Merchandising at Greg Norman / Reebok. Previously, he served as Chief Strategist of Apparel at Ahead where he formulated apparel and headwear strategies for both the Ahead men’s line and Kate Lord women’s line. Prior to that, Mr. Fadel served as Senior Vice President of Merchandising and Design at Ashworth from 2002 to 2004. Mr. Fadel joined Ashworth in 2001 and served as Vice President — Callaway Golf Apparel Merchandising & Design until his promotion in 2002. Mr. Fadel worked as a consultant with various apparel manufacturers from 2000 until 2001. Prior to that, Mr. Fadel founded and served as President of Elandale Golfwear, a women’s sportswear producer, from 1995 to 2000 and as President of Cutter & Buck Big & Tall (a division of The Jeremy Dold Co.) from 1992 to 1995.

Mr. Weil added, “We greatly appreciate the many valuable contributions from Gary Sims and Peter Holmberg and their years of service to Ashworth. We wish both Gary and Peter only the best in their future endeavors.”

“Long-term sustainable profitability is and has always been one of Ashworth’s top priorities,” said James B. Hayes, Chairman of Ashworth’s Board of Directors.  “Our Board and management team are confident that the steps we are taking today will help ensure the long-term health and competitiveness of the Company and create value for all of our stockholders.”

“The decision to reduce our workforce is an extremely difficult, but necessary decision for Ashworth,” added Mr. Weil.  “We are committed to minimizing the impact on the affected employees and providing them with severance and other benefits that recognize their valued contributions to this Company.”

About Ashworth, Inc.

Ashworth, Inc. (NASDAQ: ASHW) is a leading designer of men’s and women’s golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores and to corporate customers. Ashworth’s three market-leading brands include: Ashworth Collection ™, a range of upscale sportswear designed to be worn on and off course; Ashworth Authentics ™, which showcases popular items from the Ashworth line; and Ashworth Weather Systems®, a technical performance line. Ashworth is also an Official Apparel Licensee of Callaway Golf Company.

Ashworth is also a leading designer, producer and distributor of headwear and apparel under The Game® and Kudzu® brands. The Game is a leading headwear brand to collegiate bookstores and Kudzu products are sold into the NASCAR/racing markets and through outdoors sports distribution channels, including fishing and hunting. Ashworth is also the exclusive on-site event merchandiser for the Kentucky Derby.

For more information, please visit the Company’s Web site at www.ashworthinc.com.

Forward-Looking Statements

This press release contains forward-looking statements related to the Company’s market position, finances, operating results, marketing and business plans and strategies within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words “believes,” “anticipates,” “expects,” “predicts,” “estimates,” “projects,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, changed circumstances or unanticipated events unless required by law. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the uncertainties associated with implementing a successful transition in executive leadership, the continued willingness of our lenders to provide waivers of compliance with financial covenants, the evaluation of strategic alternatives that may be presented, timely development and acceptance of new products, as well as strategic alliances, the integration of the Company’s acquisition of Gekko Brands, LLC, the impact of competitive products and pricing, the success of the Callaway Golf apparel product line, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, the potential inadequacy of booked reserves, the successful operation of the distribution facility in Oceanside, CA, the successful implementation of the Company’s ERP system, and other risks described in Ashworth, Inc.’s SEC reports, including the annual report on Form 10-K for the year ended October 31, 2006, quarterly reports on Form 10-Q filed thereafter and amendments to any of the foregoing reports, including the Form 10-K/A for the year ended October 31, 2006.

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